Exhibit 10.4

EXCLUSIVE PATENT LICENSE

THIS EXCLUSIVE PATENT LICENSE (hereinafter “EPL”) is effective as of                             , by and between NCR Corporation, a Maryland corporation, having a principal place of business at 1700 S. Patterson Blvd., Dayton, Ohio 45479 (hereinafter “NCR”), and Teradata US, Inc., a Delaware corporation, having a principal place of business at 1700 S. Patterson Blvd., Dayton, Ohio 45479 (hereinafter “Teradata”), each hereinafter referred to as a “Party.”

RECITALS

WHEREAS, the Board of Directors of NCR has determined that it is in the best interests of NCR and its shareholders to separate NCR’s existing businesses into two independent businesses;

WHEREAS, in furtherance of the foregoing, it is appropriate and desirable to transfer the Teradata Assets to Teradata and its Subsidiaries and to cause Teradata and its Subsidiaries to assume the Teradata Liabilities;

WHEREAS, NCR and Teradata Corporation are executing a Separation and Distribution Agreement (the “Separation Agreement”), to which this EPL is an Ancillary Agreement;

WHEREAS, as part of the foregoing, NCR is granting to Teradata an exclusive license, in certain NCR patents and applications commonly referred to as the eCommerce Patents; and

WHEREAS, the Parties desire to define the scope of their respective rights and obligations under the eCommerce Patents;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article 1

DEFINITIONS

Except as otherwise expressly provided herein, all capitalized terms used herein have the meanings assigned to them in the Separation Agreement. As used in this EPL, the following terms shall have the meanings indicated.

1.1	“eCommerce Patents” means the United States patents and patent applications listed in Schedule 1.

1.2	“Teradata Field Prospect” means a company that is not an NCR customer or competitor to NCR, whether in the NCR Fields or in any other fields or lines of business of NCR at that time, and that:

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(a) offers goods and services solely over the Internet, and through no other channels;

(b) principally manufactures goods;

(c) principally provides services for the distribution and movement of goods (i.e., not at the retail level) for other parties;

(d) principally underwrites insurance policies (but banks, savings and loans institutions, credit unions, and other like financial institutions shall be excluded from this subpart (d));

(e) principally provides telecommunication services;

(f) principally produces and distributes entertainment via media channels, but excluding companies that provide gaming or gambling products or services;

(g) is a government agency;

(h) is a current prospect expressly identified by name on Schedule 2; or

(i) is expressly approved in advance by NCR’s General Counsel, in a writing that expressly references this Section 1.2(i), as being an actual or potential licensee to the eCommerce Patents for which Teradata will have exclusive rights to grant licenses.

1.3	“Teradata Prospect” means a Teradata Field Prospect that is proposed with particularity by Teradata and pre-approved in writing by NCR, and that does not engage in making, selling, or licensing one or more of the following (in each instance, including hardware, software, peripherals and/or services): (a) automated teller machines; (b) self-service devices; (c) kiosks; (d) retail point-of-sale terminals and equipment; (e) bar code scanners; (f) check processing systems; (g) financial institution branch automation hardware; or (h) business consumables or printer peripherals.

1.4	“NCR Prospect” means any company, person, or other entity that is not a Teradata Prospect.

1.5	“Litigation” means any action for patent infringement (or, with respect to defensive matters, patent invalidity) in any judicial forum, in any arbitration proceedings, or in any other alternative dispute resolution proceedings, whether in the United States or in any other country of the world.

1.6	“Licensing Income” shall mean all income (including in-kind, barter, or product sale income) actually received by or imputed to a Party in connection with any license or other agreement (including, but not limited to, a covenant not to sue or release) principally involving one or more eCommerce Patents. Licensing Income, however, shall not include either of the following:

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(a) Income received in the form of a sale of an actively utilized product or service, or product credits toward such a sale, where such sale or credits are the specified consideration in the license of one or more eCommerce Patents.

(i) Where a license provides credits to be used against the purchase of future products or services, any revenue or income imputed from or associated with such credits shall not be deemed to be Licensing Income provided the credits are actually used for products or services within 12 months of execution of the license; where utilization of the credits for purchase of products or services does not occur in whole or in part within 12 months of execution of the license, then the value of the unused credits shall be deemed to constitute Licensing Income, and the Licensing Share thereon shall be payable within 45 days following the expiration of the 12 month period.

(ii) Where the consideration for a license is the purchase of products or services by the licensee, and such products or services are not placed in active and productive use by the licensee within 12 months of the license, the value of the unutilized products or services shall be deemed to constitute Licensing Income, and the Licensing Share thereon shall be payable within 45 days following expiration of the 12 months.

(b) Income received by or imputed to NCR in a judgment, award or settlement in Litigation, where the eCommerce Patents were utilized either defensively or offensively in response to claims asserted by a third party.

1.7	“Licensing Share” shall mean fifty percent (50%) of the following net sum: Licensing Income less reasonable outside counsel fees and reasonable outside expenses (e.g., fees and reimbursable expenses for third-party experts and consultants, deposition transcribing and transcripts, copying/scanning of discovery documents, arbitrator, mediator and arbitration/mediation association fees and reasonable reimbursable expenses, and reimbursable travel expenses of outside counsel )(together, “Outside Fees”). Outside Fees must be such fees and expenses actually paid, net of any current or subsequent rebates, discounts, or other concessions.

1.8	“NCR Fields” shall mean software, hardware, components, systems, processes, methods, firmware, middleware and professional services for or relating to:

(a) Self-service terminals (SSTs), including, but not limited to, automated teller machines; kiosks; self-checkout terminals in retail and other settings; airline, hotel and hospital/medical check-in and/or check-out terminals; bill payment terminals; statement terminals; terminals for payment of taxes, fines, penalties or other governmental obligations; terminals for purchase of goods; and information terminals;

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(b) Point of sale (POS) equipment, including, but not limited to, terminals, scanners, printers, self-checkout, shelf labeling systems and other peripherals used or suitable for use in a retail environment;

(c) Check and item processing, whether involving processing of paper documents or electronic images, and check-clearing systems;

(d) Consumable media products, including, but not limited to, paper rolls or receipts, printer cartridges, printer ribbons of any kind (for example and without limitation, thermal transfer ribbons and magnetic thermal transfer ribbons), printer paper, receipt/check paper, and business forms and labels;

(e) Payment processing, including, but not limited to, readers, imagers, analyzers, validators, and sorters for checks, remittance slips, and other payment items;

(f) Radio-frequency identification (RFID) systems; and

(g) Taggants comprising host matrices (such as silica) doped with one or more luminophores (such as rare earth elements), readers for such taggants, and authentication systems for validating such taggants.

1.9	“Change-in-Control” means

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (a) the then outstanding shares of common stock of a Party (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of a Party entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by a Party or any corporation controlled by a Party, or (B) any acquisition pursuant to a transaction which complies with clauses (A) and (B) of subsection (ii) of this definition; or

(ii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of a Party or the acquisition of assets of another entity (a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be,

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of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns a Party or all or substantially all of a Party’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; and (B) no Person (excluding any employee benefit plan (or related trust) of a Party or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction; or

(iii) A disposition by a Party in a transaction or series of related transactions of a majority of its assets (measured by the fair market value thereof at the time of such disposition).

Article 2

LICENSING AND ENFORCEMENT RIGHTS

2.1	Licensing of eCommerce Patents to Third Parties

(a) Teradata shall have the exclusive right to grant, subject to Sections 2.2 and 2.3 below, nonexclusive, personal, non-assignable and non-transferable licenses under the eCommerce Patents to any Teradata Prospect anywhere in the world. NCR hereby consents to the grant of such licenses by Teradata, and gives such consent to the extent that such consent is necessary to effectuate the licenses granted.

(b) NCR shall retain all other rights in and to the eCommerce Patents, and all other rights to enforce the eCommerce Patents, including, but not limited to, the exclusive right to grant, subject to Sections 2.2 and 2.4 below, licenses under eCommerce Patents to any NCR Prospect anywhere in the world, and the right to sell the eCommerce Patents, subject to this EPL.

2.2	Accounting for Licensing Incomes

(a) Each Party as licensor shall promptly report to the other Party not later than 30 days following execution of a license or other agreement relating to the eCommerce Patents (such as but not limited to a covenant not to sue or a release), and by identifying the licensee or other party, the particular scope of the license or other right or benefit granted, the licensee’s or other party’s business, and the specific consideration for the license, right or benefit (by way of non-exhaustive examples only, one-time cash payments, ongoing royalty payments, schedule of

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lump-sum payments, credits for future purchases, or contemporaneous purchase of products or services). Such reports shall set forth all Licensing Income or other consideration to be received by such Party licensor, as well as Outside Fees associated with that license. Additionally, where Licensing Income is determined retroactively (see Sections 1.6(a) (i) and (ii)), a report to that effect shall be prepared within 30 days of the expiration of the relevant 12-month period.

(b) Within forty-five (45) days of receiving a payment, such Party licensor shall remit to the other Party the Licensing Share associated with such payment.

(c) Each party shall preserve its books and records pertaining to Licensing Income, and to its Outside Fees against Licensing Income, for a period of not less than three years following the final payment on any particular license, and shall make them available to the other party upon reasonable request, not more frequently than once per annum.

2.3	Teradata Licensing Restrictions

(a) Except to the extent, if any, otherwise expressly agreed upon in advance and in writing by NCR’s General Counsel on a case-by-case basis and specifically referencing this Section of the EPL for expressly identified Teradata Prospects, each license of one or more eCommerce Patents by Teradata must be made subject to, and must expressly include, the following terms:

i) a grant-back license from the licensee under any patent or patent application owned or controlled by the licensee in favor of NCR for not less than the NCR Fields, for NCR’s internal operations, and NCR’s then current product sales and lines of business, if different from the NCR Fields, at no charge to NCR;

ii) a defensive termination provision in favor of NCR, which states that if licensee should at any time file a lawsuit or other adversary proceeding against NCR for any reason or cause (whether related to patents or for any claims otherwise accruing on or before the date of the applicable license), the license granted by Teradata shall immediately terminate; NCR shall have the exclusive right thereafter to enforce the eCommerce Patents against such licensee;

iii) in order to effectuate subpart (ii) above, NCR shall be identified by name as an express third-party beneficiary of the license agreement with such licensee;

iv) the license must not extend to any website, service, act, tool, or product of licensee to the extent that the same is connected to, touches upon or operates within any NCR Field; and

v) free assignability to NCR, so as to effectuate the Change-in-Control and other provisions of this EPL.

(b) Except to the extent, if any, otherwise expressly agreed upon in advance

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and in writing by NCR’s General Counsel on a case-by-case basis and specifically referencing this Section of the EPL for expressly identified Teradata Prospects, each license of one or more eCommerce Patents by Teradata must yield a minimum License Revenue of 0.3% of the estimated most recent year of annual infringing revenue, such estimate to be determined in good faith by counsel and/or damages expert witnesses. A lower amount will be accepted only if such amount is pre-approved in writing by NCR, such approval being within the sole discretion of NCR, which approval may be granted or withheld for any reason or no reason.

(c) Except to the extent, if any, otherwise expressly agreed upon in advance and in writing by NCR’s General Counsel on a case-by-case basis and specifically referencing this Section of the EPL for expressly identified Teradata Prospects, each license must be provided to NCR at least 10 business days prior to execution so that NCR may review the agreement to ensure that it complies with the provisions of this EPL. NCR shall promptly review the proposed license and either approve it in writing or identify to Teradata any parts that do not comply with this EPL. Teradata may not enter into such license until approved by NCR. Notwithstanding the preceding language in this Section 2.3(c), NCR will cooperate with Teradata to develop “pre-approved” contract terms for the matters set out in 2.3(a) above that, if used by Teradata, will not require further review by NCR prior to execution of an agreement.

2.4	NCR Licensing Restrictions

For each license of one or more eCommerce Patents by NCR, NCR will employ commercially reasonable efforts to obtain a grant-back license from the licensee under any patent or patent application owned or controlled by licensee in favor of Teradata at least with respect to Teradata’s then-current lines of business, product offerings and internal business-use operations, it being understood, however, that there is neither a guarantee nor an undertaking that NCR will be able to achieve such terms in any particular instance.

2.5	Enforcement of eCommerce Patents

(a) Teradata shall have the right to bring Litigation against any Teradata Prospect under any eCommerce Patent, subject to Section 2.5(c), below. NCR does not consent to be joined as a party to Litigation initiated by Teradata; rather, such may only occur by advance express written consent by NCR.

(b) NCR shall have the right to bring Litigation against any NCR Prospect under any eCommerce Patent, without the consent of Teradata. Teradata does not consent to be joined as a party to Litigation initiated by NCR; rather, such may only occur by advance express written consent by Teradata.

(c) Except to the extent, if any, otherwise expressly agreed upon in advance and in writing by NCR’s General Counsel on a case-by-case basis and specifically

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referencing this Section of the EPL for expressly identified Teradata Prospects, Teradata shall notify NCR, in writing, at least thirty (30) days prior to initiation by Teradata of any Litigation involving one or more eCommerce Patents; the Parties agree to negotiate with each other in good faith and expeditiously in the event that NCR determines that initiation of Litigation is contrary to its interests, and Teradata shall not initiate proceedings during the pendency of such negotiations.

(d) Unless otherwise agreed by the Parties, the Party initiating any Litigation involving any eCommerce Patent or having Litigation initiated against it involving any eCommerce Patent (e.g., such as an action for declaratory judgment of invalidity and/or non-infringement) (i) shall promptly notify the other Party of the initiation of such Litigation, (ii) shall have sole control of the Litigation, and (iii) shall be solely responsible for all attorney fees and litigation expenses and any adverse judgments (including the reasonable attorney fees and expenses associated with requested participation of the other Party if that party is joined in, impleaded in, or elects to join in or intervene in the Litigation).

(e) Teradata will vigorously protect, support and defend the eCommerce Patents from and against any claims of invalidity based upon Litigation initiated by Teradata or initiated by a Teradata Prospect. If in NCR’s judgment Teradata fails to do so, NCR may seek to intervene for that purpose in any such Litigation, or if intervention is denied or not practicable, shall identify counsel acceptable to NCR which Teradata shall then cause to enter an appearance on its behalf for purposes of controlling that aspect of the litigation, and Teradata shall be responsible for NCR’s actually-incurred reasonable attorney fees and litigation expenses in either such instance.

(f) Each Party shall promptly notify the other Party in the event that any third party asserts by lawsuit, license discussions, demand letter or response thereto, or otherwise any invalidity claims or inequitable conduct claims as to any eCommerce Patent.

Article 3

PATENT PROSECUTION AND MAINTENANCE OF ECOMMERCE PATENTS

3.1	All expenses for prosecuting each eCommerce Patent and for issue of each eCommerce Patent shall be borne solely by NCR. At NCR’s request, Teradata shall furnish NCR any assistance, without charge, that may be necessary during the prosecution of such patent application.

3.2

The Parties agree that all decisions to abandon a patent or patent application shall be made jointly by the Parties, after consultation. (“Abandon” shall have the meaning ascribed to it by practitioners of patent law.) In the event that NCR elects not to continue prosecution of any pending patent application which is an eCommerce Patent, or not to pay any tax or annuity due on an eCommerce Patent,

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and Teradata prefers the contrary course, NCR will offer to Teradata (and will effect an assignment if such offer is accepted) a fee-free assignment of NCR’s interest in such application or eCommerce Patent. Thereafter Teradata shall be responsible for all costs and fees associated with such eCommerce Patent.

3.3	Teradata agrees not to make or otherwise participate directly or indirectly in requesting reexamination or other patent office proceeding of or with respect to any eCommerce Patent.

Article 4

TERMINATION

4.1	Unless otherwise terminated as provided in this Article 4, this EPL shall remain in force and effect until the last to expire of the eCommerce Patents, and shall thereupon terminate.

4.2	Either Party (as a “Non-Defaulting Party”) may terminate this EPL by providing written notice to the other Party (as a “Defaulting Party”), if the Defaulting Party materially defaults under this EPL and fails to cure such default within sixty (60) days of receipt of written notice of such default from the Non-Defaulting Party.

4.3	In the event of a Change-in-Control of Teradata, all Teradata rights in this EPL and in the eCommerce Patents shall immediately cease and all right, title and interest in the eCommerce Patents shall immediately vest with NCR. Teradata shall immediately assign to NCR, to the extent a license agreement does not do so automatically, all of its rights, title and interest in all license agreements, including the right to receive future revenues or royalties, except that grant-back licenses, releases, covenants and waivers to Teradata by the licensee shall survive and continue to apply to Teradata’s operations and products to the extent set forth in the applicable license. Teradata hereby agrees to take any action reasonably requested by NCR to execute or otherwise effectuate such change in rights.

4.4	In the event of a Change-in-Control of NCR in favor of HP, Oracle, IBM, SAP, or Microsoft, NCR shall promptly assign all right, title and interest in the eCommerce Patents to Teradata as well as, to the extent a license agreement does not do so automatically, all of NCR’s rights, title and interest in all license agreements, including the right to receive future revenues or royalties, except that grant-back licenses, releases, covenants and waivers to NCR by the licensee shall survive and continue to apply to NCR’s operations and products to the extent set forth in the applicable license. NCR hereby agrees to take any action reasonably requested by Teradata to execute or otherwise effectuate such assignment.

4.5	Except where the contrary is specifically indicated in this EPL, any termination of this EPL shall be without prejudice to any cause of action or claim of either Party arising out of or relating to any breach or default by the other Party, which cause of action or claim shall survive any termination.

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4.6	Teradata shall not assign its entire interest, or any portion thereof, in any eCommerce Patent to any third party without the express written consent of NCR. If any attempt is made by Teradata to assign its interest in any eCommerce Patent without NCR’s express written consent, all of Teradata’s interests in this EPL and in all eCommerce Patents shall automatically and immediately be extinguished, without the necessity of further action or notice by either party.

Article 5

REPRESENTATIONS; DISCLAIMER; LIMITATION OF LIABILITY

5.1	Except as set forth herein, NCR does not make any express or implied warranty or representation with respect to any of the eCommerce Patents, including without limitation any warranty or representation regarding the usefulness, merchantability, validity, non-infringement, functional effectiveness, safety, performance or fitness for any particular use of any products or services covered by the rights granted hereunder.

5.2	Teradata represents and warrants: (a) that it has the full power and authority to enter into this EPL; and (b) that it has not entered into and shall not enter into any agreement with another party which is inconsistent or in conflict with this EPL in any respect, except with the advance express written consent of NCR’s General Counsel, specifically referencing this Section of this EPL.

5.3	NCR represents and warrants: (a) that it has the full power and authority to enter into this EPL; and (b) that it has not entered into and shall not enter into any agreement with another party which is inconsistent or in conflict with this EPL in any respect, except with the advance express written consent of Teradata’s General Counsel, specifically referencing this Section of this EPL.

5.4	Each Party further represents and warrants that in executing this EPL, it does not rely on any promises, inducements, or representations made by the other Party or any third party with respect to this EPL, or on any other business dealings with the other Party or any third party, now or in the future.

5.5	Other than the express warranties of this Article, there are no other warranties, express or implied or statutory.

Article 6

MISCELLANEOUS

6.1	Governing Law and Venue. This EPL and the rights of NCR and of Teradata hereunder shall be interpreted, governed, construed, applied and enforced in accordance with the provisions of Section 11.2 of the Separation Agreement, which is incorporated herein by reference.

6.2	Notice. Any notice or request required or permitted to be given under or in connection with this EPL or the subject matter hereof shall be deemed to have

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been sufficiently given when dispatched in accordance with the provisions of Section 11.5 of the Separation Agreement, which is incorporated herein by reference.

6.3	No Construction Against Drafter. If an ambiguity or question of intent arises with respect to any provision of this EPL, the EPL will be construed as authored jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of authorship of any of the provisions of this EPL. Each Party acknowledges it has had the assistance of counsel in drafting and negotiating this EPL.

6.4	Facsimile Original. Except as otherwise stated herein, in lieu of the original documents, a facsimile copy of the original documents, or a copy produced from a digital file (for example, a TIFF or PDF file) containing an image of the original documents, shall be as effective and enforceable as the original documents.

6.5	Confidentiality. Except to the extent necessary to implement the terms of this EPL or as expressly set forth in this paragraph below, all terms herein shall be kept confidential. Notwithstanding the foregoing, either or both parties may disclose the EPL or its terms to the extent required for legal, accounting, insurance, auditing, SEC disclosure and tax purposes.

6.6	Export Controls. In exercising its rights and performing its duties under the EPL, each Party shall comply with all export laws, restrictions, national security controls and regulations of the United States, and all other applicable foreign agencies and authorities.

6.7	Entire Understanding. This EPL, the Separation Agreement, the other Ancillary Agreements and the Exhibits, Schedules and Appendices hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof, and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter. There are no agreements or understandings between the parties other than those set forth or referred to herein or therein. In the event of conflict between this EPL and the Separation Agreement or any of the other documents referenced in this Section 6.7 or otherwise, the terms of this EPL shall govern and control. This EPL cannot be modified or amended except in a writing signed by an authorized representative of each Party, and expressly referencing this EPL.

6.8	Dispute Resolution. Disputes shall be resolved as specified in Article VIII of the Separation Agreement, which is incorporated herein by reference.

6.9	No Waiver. No failure or delay to act upon any default or to exercise any right, power or remedy hereunder will operate as a waiver of any such default, right, power or remedy.

IN WITNESS WHEREOF, each of the parties hereto has caused this EPL to be executed by their respective duly authorized officers or representatives.

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NCR Corporation	Teradata US, Inc.

By:	By:

Print:	Print:

Title:	Title:

Date:	Date:

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